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                                                                    EXHIBIT 99.1


                   [LETTERHEAD OF CREDIT SUISSE FIRST BOSTON]


                                                      FOR IMMEDIATE RELEASE


                            S.E.C. AUTHORIZES CSFB TO
                          OPERATE A"BROKER DEALER LITE"
         ---------------------------------------------------------------
                  FIRM CAN NOW OPERATE AND CONDUCT TRADES AS AN
                 O.T.C. DERIVATIVES DEALER IN THE UNITED STATES

NEW YORK, JUNE 14, 2001 - Credit Suisse First Boston is pleased to announce that the Firm has been authorized by the Securities and Exchange Commission (SEC) to operate its affiliate, Credit Suisse First Boston Capital LLC, (CSFB Capital), as an "OTC Derivatives Dealer", otherwise referred to as a "Broker Dealer Lite."

A "Broker Dealer Lite" is a new type of broker-dealer created under rules adopted by the SEC in late 1998 to encourage dealers in OTC derivatives products to conduct their securities derivatives activities in the United States. Under this new regulatory approach CSFB Capital is allowed to calculate its capital charges for market and credit risk based on the Firm's internal value at risk model. Only three firms have received such approval from the SEC and CSFB is the first bank holding company to apply for and receive SEC authorization to operate a subsidiary as a Broker-Dealer Lite.

CSFB intends to use its affiliate, CSFB Capital, to engage in a broad-based OTC derivatives business in the United States. CSFB looks to expand its OTC business within the U.S. through a combination of new and existing businesses.

"This approval is the culmination of a nine-month cooperative effort between CSFB and the SEC," said Paul Calello, Global Head of Equity Derivatives and Convertibles at CSFB. "We commend the SEC for creating a new regulatory framework to make this possible and to bring these financial products back to the United States. The Firm's commitment to establishing a Broker Dealer Lite throughout the recent DLJ acquisition is an indication of how strategically important this entity is viewed as part of our continued development of the U.S. domestic market."

CSFB's Broker Dealer Lite legal entity is Credit Suisse First Boston Capital LLC ("CSFB Capital"), a Delaware limited liability company and an indirect subsidiary of Credit Suisse First Boston (USA), Inc. ("CSFB (USA)").

                                    # # #
Credit Suisse First Boston (CSFB) is a leading global investment bank serving institutional, corporate, government and individual clients. CSFB's businesses include securities underwriting, sales and trading, investment banking, private equity, financial advisory services, investment research, venture capital, correspondent brokerage services and retail online brokerage services. It operates in over 87 locations across more than 39 countries on 6 continents, and has some 28,000 staff worldwide. The Firm is a business unit of the Zurich based Credit Suisse Group, a leading global financial services company. For more information on Credit Suisse First Boston, please visit our website at http://www.csfb.com.
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Press Contacts: Victoria Harmon     CSFB - New York              (212) 325-6914